Exhibit 99.j

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

and Shareholders of Aberdeen Funds:

We consent to the references to our firm under the headings “Disclosure of Portfolio Holdings,” “Independent Registered Public Accounting Firm,” and “Financial Statements” in the Statement of Additional Information in this Registration Statement of Aberdeen Funds.

Philadelphia, Pennsylvania

November 24, 2015